Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858-1649

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309    Fax: 989-775-5501
Isabella Bank Corporation Announces First Quarter 2020 Results
Capital and Liquidity in Position of Strength

Mt. Pleasant, Michigan, April 23, 2020 - Isabella Bank Corporation (the "Corporation") (OTCQX: ISBA) released its earnings results for the first quarter of 2020. The Corporation reported net income of $3.1 million and earnings per common share of $0.39 for the first quarter of 2020.
“First and foremost, our thoughts and prayers go out to everyone as we navigate the challenges created by COVID-19,” stated Jae A. Evans, President and Chief Executive Officer of the Corporation. “At Isabella Bank Corporation, we have a history of assisting our customers and communities in a time of need and today is no different. We are doing everything we can to help those we serve get through this crisis."
"As we share our results of the first quarter of 2020," he added, "you can rest assured that Isabella Bank Corporation has strong capital and liquidity positions to weather this crisis.”
First quarter 2020 highlights include:

•	Annualized cash dividend yield of 6.0%

•	Deposit growth of $8.2 million

•	Grew noninterest income $508,000, or 20.4% compared to the first quarter of 2019

•	Limited noninterest expense increase to 1.3% compared to the first quarter of 2019

Net Income
Net income for the first quarter of 2020 was $3.1 million compared to $3.5 million in the first quarter of 2019. A combination of reduced interest rates and loan volume drove a $280,000 decrease in interest income for the first three months of 2020 compared to the first quarter of 2019. Interest expense on deposits and borrowings decreased $93,000 for the three-month period ended March 31, 2020 compared to the same period in 2019 primarily due to reduced interest rates. Net interest income decreased by $187,000 for the first quarter compared to the same period in 2019. The provision for loan losses increased by $754,000 for the three-month period ended March 31, 2020 from the same period in 2019, as the result of increased economic and environmental risk factors, primarily driven by COVID-19, and an increase in impaired loan reserves. Noninterest income increased $508,000 during the first quarter compared to the same period in 2019, largely due to a gain from the redemption of a corporate insurance policy. Noninterest expenses for the first three months of 2020 modestly exceeded the same period in 2019 by $145,000, primarily due to compensation, community relations and donation-related expenses.
The Corporation's fully taxable equivalent net yield on interest earning assets was 2.98% for the first quarter of 2020. This compares to 3.02% for the same period last year. The Corporation's banking subsidiary, Isabella Bank (the "Bank"), has implemented various initiatives to improve the net yield on interest earning assets, which include enhanced pricing strategies related to loan and deposit products and a reduced reliance on borrowings and brokered deposits as funding sources. However, the current interest rate environment has had a negative impact on the net yield on interest earning assets and future improvement may be gradual.
Assets
As of March 31, 2020, total assets were $1.8 billion and assets under management were $2.4 billion. Assets under management include loans sold and serviced of $257.3 million, investment and trust assets managed by Isabella Wealth of $360.0 million, in addition to assets on the consolidated balance sheet. In 2020, the Bank’s investment and trust services business was re-engineered and rebranded as Isabella Wealth to enhance the client experience, build scalability and expand market awareness.
The Bank's securities portfolio has declined by $22.7 million since December 31, 2019, primarily as a result of the sale of available-for-sale securities. The opportunity to identify new investment securities for purchase at an acceptable yield has been minimal as a result of the flat yield curve that has existed for over a year. Based on strategic objectives, the Corporation utilized this available cash flow to reduce higher-cost funding sources and other borrowings as they matured which strengthened the Bank’s liquidity position. Borrowed funds have declined $48.5 million since March 31, 2019.
Loans
Loans outstanding as of March 31, 2020, totaled $1.2 billion. During the first three months of 2020, gross loans decreased by $10.6 million, largely driven by an $8.06 million decline in the agricultural loan portfolio. During the first quarter of 2020, the commercial loan portfolio declined $5.66 million while residential real estate and consumer loans experienced growth totaling $3.09 million. Loans grew $31.1 million since March 31, 2019.
Deposits
Total deposits increased $8.2 million during the first quarter of 2020 to $1.3 billion and grew $44.1 million over the last twelve months. This increase was largely attributed to growth in interest bearing demand and savings deposits as a result of an attractive product offering, strategic product pricing and focused customer-service. Over the last year, excess funds were used to reduce higher-cost deposits such as brokered certificates of deposit balances. Since March 31, 2019, the Bank reduced brokered certificates of deposits $22.8 million, or 45.4%, which was favorable to the Bank's net interest margin and liquidity position.

Capital
The Bank continues to be designated as a “well capitalized” institution as its capital ratios exceeded the minimum requirements for this designation. As of March 31, 2020, the Bank’s Tier 1 Leverage Ratio was 8.7%, Tier 1 Capital Ratio was 12.1% and Total Capital Ratio was 12.8%. From a consolidated perspective, the Corporation's Tier 1 Leverage Ratio was 9.1%, Tier 1 Capital Ratio was 12.7% and Total Capital Ratio was 13.4% as of March 31, 2020.
Dividend
During the first quarter of 2020, the Corporation paid a $0.27 per common share cash dividend, an increase of 3.85% compared to the first quarter of 2019. Based on the Corporation's closing stock price of $18.00 as of March 31, 2020, the annualized cash dividend yield was 6.0%.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state chartered bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for 117 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust and estate planning services through Isabella Wealth. The Bank has 30 banking locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw. The Corporation has been recognized on the Detroit Free Press list of “Top Workplaces”.
For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com) and its investor relations firm is Renmark Financial Communications, Inc. (www.renmarkfinancial.com).
Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.

ISABELLA BANK CORPORATION
SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in thousands except per share amounts)

	Three Months Ended March 31
INCOME STATEMENT DATA	2020	2019
Interest income	$16,201	$16,481
Interest expense	4,199	4,292
Net interest income	12,002	12,189
Provision for loan losses	788	34
Noninterest income	2,998	2,490
Noninterest expenses	10,945	10,800
Federal income tax expense	203	349
Net income	$3,064	$3,496

Net interest margin yield (fully taxable equivalent)	2.98%	3.02%

PER SHARE DATA
Basic earnings	$0.39	$0.44
Diluted earnings	$0.38	$0.43
Dividends	$0.27	$0.26
Quoted market value
High	$24.50	$24.50
Low	$16.00	$22.25
Close (1)	$18.00	$23.75
Common shares outstanding (1)	7,921,291	7,906,078

(1) At end of period

	March 31 2020	December 31 2019	March 31 2019
BALANCE SHEET DATA
Gross loans	$1,175,936	$1,186,570	$1,144,832
Investment securities	$407,189	$429,839	$494,842
Total assets	$1,815,904	$1,814,198	$1,806,974
Deposits	$1,322,083	$1,313,851	$1,277,963
Borrowed funds	$263,171	$275,999	$311,684
Shareholders' equity	$215,498	$210,182	$202,413

ASSETS UNDER MANAGEMENT
Loans sold with servicing retained	$257,285	$259,375	$259,127
Assets managed by Isabella Wealth	$359,968	$436,181	$475,560
Total assets under management	$2,433,157	$2,509,754	$2,541,661

CAPITAL RATIOS
Tier 1 leverage	9.1%	9.0%	8.9%
Tier 1 risk-based capital	12.7%	12.6%	12.5%
Total risk-based capital	13.4%	13.2%	13.1%